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                                                                   EXHIBIT 99.14

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this registration statement on Form N-14 (the "Registration Statement") of our report dated August 12, 1997, relating to financial statements and financial highlights of Short Term Global Government Fund and Short Term High Quality Bond Fund, each a portfolio constituting part of Sierra Trust Funds, which are also incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading "Prospectus/Proxy Statement" in such Registration Statement.



PRICE WATERHOUSE LLP
Boston, Massachusetts
October 3, 1997